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                                 EXHIBIT 12.1
                          SABRE HOLDINGS CORPORATION
                       COMPUTATION OF RATIO OF EARNINGS
                               TO FIXED CHARGES
                         YEAR ENDED DECEMBER 31, 2000
                                (IN THOUSANDS)

                                                                     Years ended December 31,
                                           --------------------------------------------------------------------------
EARNINGS:                                      2000          1999          1998          1997(2)          1996(2)
                                           ------------  ------------  ------------  ---------------  ---------------
   Income from continuing operations
     before taxes (2)                      $   189,588   $   460,862   $   317,287     $    323,649     $    305,856
   Minority interests in consolidated
     subsidiaries                              (30,754)          ---           ---              ---              ---
   (Income) loss from equity investees         (20,849)      (18,037)       (8,887)          (4,916)           7,627
                                           ------------  ------------  ------------  ---------------  ---------------
   Income from continuing operations
     before taxes, minority interests
     and earnings from equity
     investees                                 137,985       442,825       308,400          318,733          313,483
   Add:  Total fixed charges (per
     below)                                     51,766        27,815        32,693           33,883           45,152
   Distributed income of equity investees        6,979         5,965         4,127            2,586              323
                                           ------------  ------------  ------------  ---------------  ---------------
      Total earnings                       $   196,730   $   476,605   $   345,220     $    355,202     $    358,958
                                           ============  ============  ============  ===============  ===============
FIXED CHARGES:
   Interest expense                        $    31,686   $     9,995   $    19,493     $     21,692     $     27,401
   Estimate of interest within rental
     expense (1)                                20,080        17,820        13,200           12,191           17,751
                                           ------------  ------------  ------------  ---------------  ---------------
      Total fixed charges                  $    51,766   $    27,815   $    32,693     $     33,883     $     45,152
                                           ============  ============  ============  ===============  ===============
Ratio of earnings to fixed charges                3.80         17.13         10.56            10.48             7.95
                                           ============  ============  ============  ===============  ===============

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(1) Fixed charges include the estimated interest component of rent expense
    (one-third of rent expense under operating leases) included in income from continuing operations.

(2) Effective on July 1, 2001, the Company completed the sale of the Company's Outsourcing Business. The Company also entered into agreements with Electronic Data Systems Corporation ("EDS") for (i) EDS to manage the Company's IT systems for 10-years (the "IT Outsourcing Agreement"), and
    (ii) the Company and EDS to jointly market certain IT services and software solutions to the travel and transportation industries (the "Marketing Agreements"). See Note 2 of Notes to the Financial Statements. The results of operations of the Outsourcing Business have been reclassified and presented as income from discontinued operations, net, for 2000, 1999 and 1998. Results of operations for 1997 and 1996 have not been reclassified for discontinued operations due to the changes in the Company's organizational structure beginning in 1998 which limit the ability of the Company to accurately reclassify the results of operations for these periods to present the Outsourcing Business as a discontinued operation.